UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2015

BEN FRANKLIN FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

Maryland	000-55352	67-1746204
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

830 East Kensington Road, Arlington Heights, Illinois	60004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 398-0990

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On January 22, 2015, Ben Franklin Financial, Inc., a Maryland corporation (“New Ben Franklin Financial”), announced that it had completed its second-step conversion and related public offering. Ben Franklin Bank of Illinois is now 100% owned by New Ben Franklin Financial and New Ben Franklin Financial is 100% owned by public stockholders. New Ben Franklin Financial sold 390,474 shares of common stock at $10.00 per share, including 27,333 shares purchased by Ben Franklin Bank of Illinois’ employee stock ownership plan, for gross offering proceeds of $3.9 million in its stock offering.

Concurrent with the completion of the stock offering, shares of common stock of Ben Franklin Financial, Inc., a Federal corporation (“Old Ben Franklin Financial”) owned by the public have been exchanged (the “Share Exchange”) for shares of New Ben Franklin Financial common stock so that Old Ben Franklin Financial’s existing stockholders now own the same percentage of New Ben Franklin Financial’s common stock as they owned of Old Ben Franklin Financial’s common stock immediately prior to the conversion, subject to adjustment for cash issued in lieu of fractional shares in the Share Exchange and shares purchased by such stockholders in the stock offering.  Stockholders of Old Ben Franklin Financial will receive 0.3562 share of New Ben Franklin Financial common stock for each share of Old Ben Franklin Financial common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, New Ben Franklin Financial has approximately 696,412 shares of common Stock outstanding, subject to adjustment for cash issued in lieu of fractional shares in the Share Exchange.

A press release announcing the closing of the conversion and stock offering is attached as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	Press Release dated January 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEN FRANKLIN FINANCIAL, INC.
DATE: January 22, 2015	By:	/s/ C. Steven Sjogren
C. Steven Sjogren
Chairman, President and Chief Executive Officer